Exhibit 10.2

FORM OF TAX RECEIVABLE AGREEMENT

by and among

loanDepot, Inc.,

LD Holdings Group LLC,

and

the Recipients that are parties hereto

dated as of [____________]

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of [________], is hereby entered into by and among loanDepot, Inc., a Delaware corporation (the “Corporation”), LD Holdings Group LLC, a Delaware limited liability company (“loanDepot”), and the initial Recipients identified below. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

RECITALS

WHEREAS, existing members of loanDepot (collectively, the “Members”) held or continue to hold membership interests (the “Units”) in loanDepot, which is classified as a partnership for United States federal income tax purposes;

WHEREAS, the income, gain, loss, expense, and other Tax items of the Corporation will be affected by: (i) the Exchange Basis Adjustments, and (ii) any interest imputed under Section 1272, 1274, 483 or other provision of the Code and any similar provision of state and local tax law with respect to the Corporation’s payment obligations under this Agreement (the “Imputed Interest”); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the actual or deemed effect of the Exchange Basis Adjustments and Imputed Interest.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof), or, in the absence of such rate, the Secured Overnight Financing Rate (“SOFR”), plus 100 basis points.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

“Beneficial Owner” means, with respect to a security, any Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of the Corporation.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Delaware shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding (i) a group of Persons which includes a Recipient and/or one or more Affiliates thereof and (ii) any entity owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock in the Corporation, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities;

(ii) there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii) the adopting of a plan of complete liquidation or dissolution of the Corporation by the stockholders of the Corporation or an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions. In addition, for the avoidance of doubt, a rollover or exchange of securities of the Corporation held by a Person is not taken into account for purposes of determining whether a “Change of Control” has occurred.

“Class A Shares” means Class A common stock in the Corporation.

“Code” is the Internal Revenue Code of 1986, as amended.

“Combined SALT Rate” means five percent (5%).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the Preamble of this Agreement.

“Corporation Return” means the federal and/or state and/or local Tax Return, as applicable, of the Corporation filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means the Agreed Rate plus 400 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Rate” means the Agreed Rate, compounded annually.

“Exchange” means an exchange of a Unit and a non-economic voting share of the Corporation in exchange for cash or a Class A Share pursuant to the terms of the loanDepot LLC Agreement.

“Exchange Asset” means an asset that is held by loanDepot or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax at the time of an Exchange. An Exchange Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to an Exchange Asset.

“Exchange Basis Adjustment” means the adjustment to the tax basis of an Exchange Asset under Sections 732 and 1012 of the Code (in situations where, as a result of one or more Exchanges, loanDepot or an applicable Subsidiary becomes an entity that is disregarded as separate from its owner for tax purposes) or under Sections 734(b), 743(b) and 754 of the Code (in situations where, following an Exchange, loanDepot remains in existence as an entity for U.S. federal income tax purposes) and, in each case, comparable sections of state and local tax laws, as a result of an Exchange with respect to Units held by the Members, and as a result of the payments made to the Recipient pursuant to this Agreement. The amount of any Exchange Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Exchange Date” means the date of any Exchange.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation and, without duplication, loanDepot, but only with respect to Taxes imposed on taxable income of loanDepot allocable to the Corporation or to the other members of the consolidated, combined, or unitary group of which the Corporation is a member, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporation Return, but (i) using the Non-Stepped Up Tax Basis as reflected on the Exchange Basis Adjustment Schedule for Exchange Basis Adjustments, including amendments, (ii) excluding any deduction attributable to Imputed Interest for the Taxable Year, and (iii) applying the Combined SALT Rate for determining state and local income Taxes. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to the Exchange Basis Adjustments or Imputed Interest.

“Independent Director” means any member of the Board who is not affiliated with any of the principal stockholders of the Corporation and who is neither a current officer nor a former officer of the Corporation or any of its Subsidiaries.

“IPO” means the initial public offering of Class A Shares.

“IPO Date” means the closing date of the IPO.

“IRS” means the United States Internal Revenue Service.

“loanDepot LLC Agreement” means that certain [Limited Liability Company Agreement] of loanDepot, dated as of [_______________].

“Majority Recipients” shall mean Recipients holding aggregate Recipient Percentages of at least [    ]%.

“Market Value” shall mean the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.

“Non-Stepped Up Tax Basis” means, with respect to any Exchange Asset in the case of Exchange Basis Adjustments, the Tax basis that such asset would have had at such time if no Exchange Basis Adjustments had been made.

“Parthenon Shareholders” mean [____], [____] and [____], and their respective permitted successors or assigns to this Agreement.

“Parthenon Unitholders” mean [____], [____] and [____], and their respective permitted successors or assigns to this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer or distribution in respect of one or more Units (i) that occurs prior to an Exchange of such Units, and (ii) to which Section 743(b) or 734(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for federal income Taxes, and the liability for state and local income Taxes by applying the Combined State Tax Rate, of (i) the Corporation and (ii) without duplication, loanDepot, but only with respect to Taxes imposed on taxable income of loanDepot allocable to the Corporation or to the other members of the consolidated, combined or unitary group of which the Corporation is a member for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for federal income Taxes, and the liability for state and local income Taxes by applying the Combined State Tax Rate, of (i) the Corporation and (ii) without duplication, loanDepot, but only with respect to Taxes imposed on taxable income of loanDepot allocable to the Corporation or to the other members of the consolidated, combined or unitary group of which the Corporation is a member for such Taxable Year, over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

[“Recipient” shall mean each of the Parthenon Shareholders, [Anthony Hsieh], and their respective permitted successors or assigns to this Agreement.]1

“Recipient Percentage” of a Recipient shall mean, as of any time of determination, the percentage interest of such Recipient as of such time in the right to receive payments to be made to Recipients under this Agreement, as set forth on Schedule A.

“Schedule” means any of the following: (i) the Exchange Basis Adjustment Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Subsidiary Stock” means any stock or other equity interest in any subsidiary entity of loanDepot that is treated as a corporation for United States federal income tax purposes.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all United States federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Taxes.

[1]	NTD: To confirm.

“Taxing Authority” shall mean any United States federal, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date or following a Change of Control, as applicable, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully utilize the deductions arising from the Exchange Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Exchange Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) the United States federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any loss carryovers generated by any Exchange Basis Adjustment or Imputed Interest and available as of the Early Termination Date will be utilized by the Corporation, subject to any restrictions imposed by law (including but not limited to Section 382 of the Code) in the earliest possible year permitted by law, including the Taxable Year that includes the Early Termination Date, (4) any non-amortizable assets (other than any Subsidiary Stock) will be disposed of on the fifteenth (15th) anniversary of the Early Termination Date, and (5) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit and (if applicable) accompanying Noneconomic Share shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1 Exchange Basis Adjustments and Schedule. Within 90 calendar days after the filing of the United States federal income tax return of the Corporation for each Taxable Year in which any Exchange has been effected, the Corporation shall deliver or cause to be delivered to the Recipients a schedule that shows, in reasonable detail necessary to perform the calculations required by this Agreement, for purposes of Taxes, (i) the Non-Stepped Up Tax Basis of the Exchange Assets as of each applicable Exchange Date, (ii) the Exchange Basis Adjustment with respect to the Exchange Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, and (iii) the period (or periods) over which the Exchange Assets are amortizable and/or depreciable (the “Exchange Basis Adjustment Schedule”).

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within 90 calendar days after the filing of the United States federal income tax return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, and at the request of any Recipient with respect to each separate Exchange, the Corporation shall provide to the Recipients a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporation for such Taxable Year attributable to the Exchange Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporation. Carryovers or carrybacks of any Tax item attributable to the Exchange Basis Adjustments and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. The parties agree that (i) all Tax Benefit Payments attributable to the Exchange Basis Adjustments, other than (x) amounts accounted for as Imputed Interest or (y) Tax Benefit Payments payable to the Parthenon Shareholders, will (A) be treated as subsequent upward purchase price adjustments that give rise to further Exchange Basis Adjustments to Exchange Assets for the Corporation and (B) have the effect of creating additional Exchange Basis Adjustments to Exchange Assets for the Corporation in the year of payment, and (ii) as a result, such additional Exchange Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporation delivers to a Recipient an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the Recipient schedules and work papers, as determined by the Corporation or requested by the Recipient, providing reasonable detail regarding the preparation of the Schedule and (y) allow the Recipient reasonable access at no cost to the appropriate representatives at the Corporation, as determined by the Corporation or requested by the Majority Recipients, in connection with a review of such Schedule. Without limiting the application of the preceding sentence, each time the Corporation delivers to a Recipient a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporation shall deliver to the Recipient the reasonably detailed calculation by the Corporation of the Hypothetical Tax Liability and the actual Tax liability. An applicable Schedule or amendment thereto shall become final and binding on all parties 30 calendar days from the first date on which the Recipients have received the applicable Schedule or amendment thereto unless the Majority Recipients (i) within 30 calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporation. If the parties, for any reason, are unable to successfully resolve the issues raised in any Objection Notice within 30 calendar days after receipt by the Corporation of an Objection Notice, the Corporation and the Majority Recipients shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Recipients, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this

Agreement (any such Schedule, an “Amended Schedule”). For the avoidance of doubt, in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(b), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to the Recipients becomes final and binding in accordance with Section 2.3(a), the Corporation shall pay the Tax Benefit Payment to the Recipients in the percentages set forth on Schedule A, which such schedule may be updated by the Corporation after the day hereof. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the Recipients to the Corporation or as otherwise agreed by the Corporation and the Recipients. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income tax payments.

(b) Tax Benefit Payment. A “Tax Benefit Payment” means an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Interest Amount. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of Units, except in the case of Tax Benefit Payments payable to the Parthenon Shareholders, in which case such consideration shall be treated as additional “boot” in the reorganization preceding the IPO. Subject to Section 3.3(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of (i) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (ii) the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that the Recipients shall not be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Return with respect to Taxes for such Taxable Year until the Payment Date.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3 Pro Rata Payments.

(a) If for any reason the Corporation does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then (i) the Corporation will pay the same proportion of each Tax Benefit Payment due to each Recipient to whom a payment is due under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(b) To the extent the Corporation makes a payment to a Recipient in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a), but excluding payments attributable to Imputed Interest) in an amount in excess of the amount of such payment that should have been made to such Recipient in respect of such Taxable Year, then such Recipient shall not receive further payments under Section 3.1(a) until such Recipient has foregone an amount of payments equal to such excess.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination by Election and Breach of Agreement.

(a) With the written approval of a majority of the Independent Directors, the Corporation may terminate this Agreement with respect to all amounts payable to the Recipients at any time by paying to the Recipients the Early Termination Payment; provided, however, that this Agreement shall only terminate pursuant to this Section 4.1(a) upon the receipt of the Early Termination Payment by the Recipients; and provided, further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporation, neither the Recipients nor the Corporation shall have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by the Corporation and the Recipients as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). If an Exchange occurs after the Corporation exercises its termination rights under this Section 4.1(a) and such exercise is not subsequently withdrawn, the Corporation shall have no obligations under this Agreement with respect to such Exchange, and its only obligations under this Agreement in such case shall be its obligations to the Recipients under Section 4.3.

(b) In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then, following notice in writing by the Majority Recipients and a thirty (30) day period for Corporation to cure the breach, if not cured all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by the Corporation and the Majority Recipients as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach (except to the extent that the amount described in clause (3) is included in the Early Termination Payment). Notwithstanding the foregoing, in addition to any other rights or remedies available at law, in the event that the Corporation breaches any of its material obligations under this Agreement, the Recipients shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within nine (9) months after the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within nine (9) months after the date such payment is due so long as the Corporation has used good faith efforts to diligently make such payment prior to such time. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement (and Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate) if the Corporation fails to make any Tax Benefit Payment when due to the extent that the Corporation has insufficient funds to make such payment as a result of applicable limitations imposed by existing credit agreements in respect of indebtedness for borrowed money to which loanDepot (or any of its Subsidiaries) is a party (including, without limitation, limitations on the ability of loanDepot and its direct or indirect Subsidiaries to make distributions or payments to the Corporation) or the Board determines reasonably and in good faith that making any such distribution or payment would result in a default under any such existing credit agreement in respect of indebtedness for borrowed money to which loanDepot (or any of its Subsidiaries) is a party. The Corporation shall use commercially reasonable efforts to maintain sufficient available funds for the purpose of making required payments under this Agreement.

(c) In the event of a Change of Control, then, unless otherwise waived in writing by the Majority Recipients, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a Change of Control, (2) any Tax Benefit Payment agreed to by the Corporation and the Majority Recipients as due and payable but unpaid as of the date of a Change of Control, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a Change of Control (except to the extent that the amount described in clause (3) is included in the Early Termination Payment). In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions, substituting “the date of the Change of Control” for “Early Termination Date,” where applicable.

Section 4.2 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1 above, the Corporation shall deliver to the Recipients notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for the Recipients. The Early Termination Schedule shall become final and binding on all parties 30 calendar days from the first date on which the Recipients have received such Schedule or amendment thereto unless the Majority Recipients (i) within 30 calendar days after receiving the Early Termination Schedule, provide the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporation (the “Early Termination Effective Date”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Majority Recipients shall employ the Reconciliation Procedures.

Section 4.3 Payment upon Early Termination.

(a) Within three calendar days after the Early Termination Effective Date, the Corporation shall pay the Early Termination Payment to the Recipients in the percentages set forth on Schedule A. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the Recipients or as otherwise agreed by the Corporation and the Recipients.

(b) The “Early Termination Payment” shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the Recipients beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the Recipients under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured trade creditors of the Corporation that are not Senior Obligations.

Section 5.2 Late Payments by the Corporation. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the Recipients when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Other Parties’ Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and loanDepot, including without limitation the preparation, filing, or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporation shall notify the Recipients of, and keep the Recipients reasonably informed with respect to, the portion of any audit of the Corporation and loanDepot by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the Recipients under this Agreement, and shall provide the Recipients reasonable opportunity to provide information and other input to the Corporation and loanDepot and their respective advisors concerning the conduct of any such portion of such audit.

Section 6.2 Consistency. Subject to the other relevant terms of this Agreement and the loanDepot LLC Agreement, the Corporation and the Recipients agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Exchange Basis Adjustments, Imputed Interest, and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation under this Agreement unless otherwise required by law.

Section 6.3 Cooperation. The Recipients shall (a) furnish to the Corporation in a timely manner such information, documents, and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination, or controversy with any Taxing Authority, (b) make itself available to the Corporation to provide explanations of documents and materials and such other information as the Corporation may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse the Recipients for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporation, to:

loanDepot, Inc.

26642 Towne Centre Drive

Foothills Ranch, California 92610

Attn: Peter A. L. Macdonald

Facsimile: (949) 470-6237

with a copy (which shall not constitute notice to the Corporation) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Joshua N. Korff and Michael Kim

Facsimile: (212) 446-4900

If to loanDepot, to:

LD Holdings, LLC

26642 Towne Centre Drive

Foothills Ranch, California 92610

Attn: Peter A. L. Macdonald

Facsimile: (949) 470-6237

with a copy (which shall not constitute notice to loanDepot) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Joshua N. Korff and Michael Kim

Facsimile: (212) 446-4900

and

Sheppard Mullin Richter & Hampton

333 South Hope Street, 42nd floor

Los Angeles, California 90071

Attn: David Sands

Facsimile: (213) 443-2743

If to the Recipients, to:

[Parthenon]

[    ]

[    ]

Attn: [    ]

and

[Anthony Hsieh]

[    ]

[    ]

Attn: [    ]

with copies (which shall not constitute notice to the Recipients) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Joshua N. Korff and Michael Kim

Facsimile: (212) 446-4900

and

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071

Attn: Kevin Masuda

Facsimile: (213) 229-6872

Any party may change its address by giving the other party written notice of its new address in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission or electronic transmission in portable document format (pdf) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) The Recipients may assign any of their rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to assume all rights and obligations of the Recipients under this Agreement. This Agreement shall not be assignable by loanDepot or the Corporation without the prior written consent of the Majority Recipients.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation and the Majority Recipients. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators, and legal representatives. The Corporation, as applicable, shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Corporation by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes.

(a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance, or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in Delaware in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of Delaware. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), any party hereto may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award. For the purposes of this paragraph (b), each party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

(c) (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action, or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the forums designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.

Section 7.9 Reconciliation. In the event that the Majority Recipients, on the one hand, and the Corporation or loanDepot, on the other hand, are unable to resolve a disagreement with respect to the matters governed by Sections 2.3, 4.2 and 6.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to the Majority Recipients and the Corporation. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the parties to the Reconciliation Dispute agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the parties to the Reconciliation Dispute or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be a partner in an accounting firm or a law firm nationally recognized as being expert in Tax matters and that is reasonably acceptable to the Corporation and the Majority Recipients. The Expert shall resolve any matter relating to the Exchange Basis Adjustment Schedule or an amendment thereto, or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. The Expert shall resolve any such dispute based upon the terms and provisions of this Agreement and the submissions of the parties made in support thereof in such dispute and shall not conduct an independent review, not shall the Expert assign any value to any item in dispute which is higher or lower than the highest value or lowest value, as applicable, ascribed to such item by any disputing party. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The parties shall bear their own costs and expenses of such proceeding, provided that the Corporation shall bear the cost of the Expert. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert, unless the Expert substantially adopts the Corporation’s or loanDepot’s position, in which case such Recipient shall reimburse the Corporation for the cost of the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the parties to this Agreement and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign tax law, provided that the Corporation (i) gives 10 days advance written notice of its intention to make such withholding to the applicable Recipients, (ii) identifies the legal basis requiring such withholding and (iii) gives the applicable Recipients an opportunity to establish that such withholding is not legally required. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Recipients.

Section 7.11 Treatment of a Consolidated Group; Transfers of Corporate Assets.

(a) To the extent that the Corporation is or becomes a member of a consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income tax return pursuant to Sections 1501 et seq. of the Code or any provisions of state or local law, or would be eligible to become a member of such a group at the election of one or members of that group, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit or Realized Tax Detriment of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset. Thus, for example, in determining the Hypothetical Tax Liability of the entity, the taxable income of the entity shall be determined by treating the entity as having sold the asset for its fair market value, recovering any basis applicable to such asset by using the Non-Stepped Up Tax Basis, while the actual Tax liability of the entity would be determined by recovering the actual Tax basis of the asset that reflects any Exchange Basis Adjustments.. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a partnership (or a Person classified as a partnership for U.S. income tax purposes), the principles of this Section 7.11(b) and this Agreement shall govern the treatment of such transfer and any subsequent allocations of income, gain, loss or deductions from such partnership to such entity.

Section 7.12 Confidentiality.

(a) The Recipients acknowledge and agrees that the information of the Corporation and its Affiliates and successors is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporation and its Affiliates and successors, concerning loanDepot and its Affiliates and successors, learned by the Recipients heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates or successors, becomes public knowledge (except as a result of an act of the Recipients in violation of this Agreement), or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the Recipients to prepare and file their Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority, or to prosecute or defend any action, proceeding or audit pursuant to this Agreement or by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the Recipients (and each employee, equityholder, representative or other agent of the Recipients, as applicable) may disclose to any and all

Persons, without limitation of any kind, the tax treatment and tax structure of the Corporation, loanDepot and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Recipients relating to such tax treatment and tax structure.

(b) If the Recipients commit a breach, or threaten to commit a breach, of any of the provisions of this Section 7.12, the Corporation or any of its Affiliates shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Affiliates and the accounts and funds managed by the Corporation or any of its Affiliates, and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

*     *     *     *     *

IN WITNESS WHEREOF, the Corporation, loanDepot and the Recipients have duly executed this Agreement as of the date first written above.

LOANDEPOT, INC.

By:

Name:
Title:

LD HOLDINGS, LLC

By:

Name:
Title:

[RECIPIENTS]

SCHEDULE A

[Parthenon]	[55	]%
[Anthony Hsieh]	[45	]%